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                                    EXHIBIT 6

                               Consent of Trustee

     Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issuance of $350,000,000 6.375% Notes due 2012, of Murphy Oil Corporation, SunTrust Bank hereby consents that reports of examinations by Federal, State, Territorial or District Authorities may be furnished by such authorities to the Securities & Exchange Commission upon request therefor.

                                         SunTrust Bank

                                         By:  /s/ Vincent R. Harrison
                                            -----------------------------------
                                            Vincent R. Harrison

                                         Title: Vice President